UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Transcript of
Annual Meeting Page Welcome Video by
Muhtar Kent, Chairman and Chief Executive Officer of
The Coca-Cola Company

Welcome to the web page of our 2016 Annual Meeting of Shareowners, which will be held Wednesday, April the 27th in our hometown of Atlanta, Georgia. This page will give you a convenient way to interact with our Company. You can view proxy materials, you can vote your shares and submit questions for the meeting.

Importantly, we’re doing a couple of things very differently this year. For starters, we’re holding our meeting at an exciting new location, the World of Coca-Cola in Atlanta.

Following the meeting, which will begin at 8:45 a.m., we’ll be hosting an exclusive new event, Coca-Cola Shareowner Day. This special event will give us a unique opportunity to thank you for your interest and investment in our business. Coca-Cola Shareowner Day will begin at 11:00 a.m. and continue throughout the day.

You can join us for Coca-Cola Shareowner Day even if you do not attend the Annual Meeting. Shareowners will enjoy free admission, and you’ll be able to experience all that the World of Coca-Cola has to offer, including the Vault of the Secret Formula. Space is limited and you must book tickets in advance to attend, so please review the important registration information on this page or in the proxy statement.

As a valued shareowner, your voice is absolutely essential to our future. So please vote your shares. You can sign and return your proxy card or voting instruction form, use phone or Internet voting or click on a voting link on this page. As always, your proxy statement contains all of the items on which we’re asking you to vote.

I hope you’ll join us in Atlanta for the meeting. But, if you’re unable to attend, I invite you to listen to the live audiocast and submit a question in advance, if you’re so inclined.

Thank you for your investment. Thank you for your confidence in this great business of refreshing the world with Coca-Cola.